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                                                                   EXHIBIT 10.17


                                   AGREEMENT

         THIS AGREEMENT is dated as of March 28, 1997 and is made between ORBCOMM GLOBAL, L.P. ("ORBCOMM"), with offices at 21700 Atlantic Boulevard, Dulles, Virginia 20166, and ROBERT J. PIZZIMENTI ("PIZZIMENTI"), whose address is 2063 Cutwater Place, Sterling, Virginia 20165.

                              W I T N E S S E T H

         WHEREAS, PIZZIMENTI has served as ORBCOMM's Executive Vice President, Marketing and Business Development, and PIZZIMENTI and ORBCOMM have mutually agreed to modify that employment relationship; and

         WHEREAS, PIZZIMENTI and ORBCOMM desire to set forth the terms of the foregoing.

         NOW, THEREFORE, in consideration of the premises, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:


         1. Employment Arrangement. ORBCOMM and PIZZIMENTI agree that as of the date hereof (the "Employment Termination Date"), PIZZIMENTI hereby resigns from his position as ORBCOMM's Executive Vice President, Marketing and Business Development. In addition, ORBCOMM and PIZZIMENTI agree that as of the Employment Termination Date, PIZZIMENTI's active employment by ORBCOMM shall cease.


         2. Compensation. ORBCOMM agrees to pay to PIZZIMENTI through the Employment Termination Date his annual base salary rate in effect on such date, which rate is equal to $172,505 per annum.


         3. Savings Plan. Following his Employment Termination Date, PIZZIMENTI shall be entitled to receive all benefits that may be due him under the ORBCOMM Retirement Savings Plan for Employees of ORBCOMM, ORBCOMM USA, L.P. and ORBCOMM International Partners, L.P. (the "ORBCOMM 401(k)"), in accordance with the terms of such plan. Notwithstanding the foregoing, PIZZIMENTI's participation in the ORBCOMM 401(k) shall cease as of the Employment Termination Date.
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         4.      Benefits.  PIZZIMENTI acknowledges that medical, dental and vision benefits provided by ORBCOMM as a result of his employment shall terminate effective March 31, 1997. Thereafter, PIZZIMENTI shall have the right to COBRA coverage for any medical, dental, and vision benefits at his own expense for the COBRA period. PIZZIMENTI hereby acknowledges that as of the Employment Termination Date he is no longer an "eligible employee" under ORBCOMM's health plans as a result of the termination of his active employment. Any rights that PIZZIMENTI may have under ORBCOMM's short- and long-term disability policies shall terminate and cease to accrue as of the Employment Termination Date in accordance with the terms of such policies.


         5. Leave. As of the date hereof, PIZZIMENTI shall no longer accrue any leave under ORBCOMM's composite leave policy. PIZZIMENTI shall be paid at his normal salary rate of $82.94 per hour for accrued but unused composite leave (approximately 107.20 hours). Said payment shall be made to PIZZIMENTI no later than April 4, 1997.


         6. Payment in Lieu of Exercise of Options. In lieu of the exercise by and rights and obligations afforded to PIZZIMENTI by virtue of the 50,000 Orbital Communications Corporation stock options granted to PIZZIMENTI on April 15, 1994 (the "Stock Options"), PIZZIMENTI shall be entitled to the lump sum payment of $152,000, which amount shall be paid to PIZZIMENTI concurrently with the execution of this Agreement. In consideration of the foregoing, PIZZIMENTI agrees not to exercise the Stock Options.


         7. Indemnification. To the fullest extent permitted by applicable law, ORBCOMM agrees to indemnify PIZZIMENTI against all loss and expense actually and reasonably incurred by him in connection with defending any action, suit or proceeding to the extent that PIZZIMENTI was or is a party or is threatened to be made a party to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of any violation or alleged violation of any United States Federal or state securities law, rule or regulation (a "Claim") if PIZZIMENTI acted in good faith and in a manner PIZZIMENTI reasonably believed to be in or not opposed to the best interests of ORBCOMM and, with respect to any criminal action or proceeding, PIZZIMENTI had no reasonable cause to believe his conduct was unlawful. Unless in the reasonable judgment of ORBCOMM there is a conflict between the positions of ORBCOMM and PIZZIMENTI in conducting the defense of any such Claim (in which case PIZZIMENTI shall be entitled to separate counsel paid for by and subject to the reasonable approval of ORBCOMM), ORBCOMM shall be entitled to assume and control the defense of such Claim with counsel chosen by ORBCOMM.





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         8.      Taxes.  All payments to be made under this Agreement shall be made net of any taxes, FICA or other amounts that are required to be withheld by ORBCOMM in accordance with the W-4 dated March 21, 1997 submitted by PIZZIMENTI to ORBCOMM.


         9. Expense Reimbursement. PIZZIMENTI shall be reimbursed for normal business expenses incurred through the Employment Termination Date, not previously submitted, in accordance with ORBCOMM's normal expense reimbursement policy.


         10. Confidentiality and Non-Compete. PIZZIMENTI acknowledges that he has held a sensitive management position with ORBCOMM and that, by virtue of having held such position, he has had access to and has learned confidential and proprietary information. PIZZIMENTI reaffirms his obligations under the Employee Non-Disclosure Agreement entered into April 4, 1994 between Orbital Sciences Corporation and PIZZIMENTI (the "Non-Disclosure Agreement") and agrees to abide by the covenants and agreements set forth therein. In addition, PIZZIMENTI reaffirms his obligations under the Stock Option Agreement governing the Stock Options, including those set forth in Section 7 thereof and agrees to abide by the covenants and agreements set forth therein. PIZZIMENTI also agrees not to disclose to any other person or entity the terms of this Agreement, and agrees not to disparage ORBCOMM, its affiliates, partners, officers or employees in any way and not to engage in conduct or make statements contrary to the interests of ORBCOMM, its affiliates, partners, officers or employees, except as may be required by law.


         11. ORBCOMM Property. On the execution of this Agreement, PIZZIMENTI shall return to ORBCOMM all ORBCOMM property, including keys, any computer hardware or software, credit cards, files and records that he has in his possession.


         12. Release. Except as expressly provided herein, PIZZIMENTI hereby releases, acquits and forever discharges ORBCOMM, its subsidiaries, affiliates and successors and any of their officers, partners, directors and employees, and the ORBCOMM 401(k) (collectively, the "ORBCOMM Entities") of and from, and hereby waives all his rights with respect to, any and all rights, actions, suits, claims, cause of actions, damages, expenses or costs of whatever nature arising out of or related to (i) ORBCOMM's employment of PIZZIMENTI, and any and all other contracts and agreements, whether oral or in writing, relating to such employment, (ii) the ORBCOMM 401(k), (iii) any health or other benefit plans maintained by ORBCOMM or its affiliates, (iv) other matters referred to herein, and (v) ORBCOMM's interactions with PIZZIMENTI up to the date of execution of this Agreement, including, but not limited to, any rights, actions, suits, claims, causes of action, or liability under (a) any federal, state,





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or local statute or regulation, or (b) under common law principles, except claims or proceedings necessary to enforce the provisions of this Agreement. PIZZIMENTI further covenants and agrees never to join in or commence any action, suit or proceeding, in law or in equity, or before any administrative agency, or to incite, encourage, or participate in any such action, suit or proceeding, against the ORBCOMM Entities in any way pertaining to or arising out of PIZZIMENTI's employment with ORBCOMM. ORBCOMM covenants and agrees never to join in or commence any action, suit or proceeding, in law or in equity, or before any administrative agency, or to incite, encourage, or participate in any such action, suit or proceeding, against PIZZIMENTI, in any way pertaining to or arising out of PIZZIMENTI's employment with ORBCOMM, except claims or proceedings necessary to enforce the provisions of this Agreement, the Non-Disclosure Agreement or the Stock Option Agreement, and provided that ORBCOMM shall not be precluded from any action, suit or proceeding arising out of, pertaining to or based on any dishonesty, deceit or violation of a law, rule or regulation not known to senior management of ORBCOMM as of the date of this Agreement. As of the date of this Agreement, senior management of ORBCOMM is not aware of any such claims, and expects that no grounds for the assertion of such claims exists.


         13      Entire Agreement; Binding Effect.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and they supersede all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein. This Agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.


         14. Choice of Law. This Agreement shall in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Virginia, without regard to any choice or conflict of law principles.


         15. Severability. Should any provision of this Agreement be declared and/or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected.





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         IN WITNESS WHEREOF, the parties, intending to be legally bound hereby, have affixed their signatures as of the date first above written.



                                  ORBCOMM GLOBAL, L.P.



                                  By:
                                        ---------------------------------------
                                        Alan L. Parker
                                        President and Chief Executive Officer




                                  ----------------------------------------
                                  Robert J. Pizzimenti





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